Exhibit 23.6

CONSENT OF PAUL WEIBEL

In connection with the Annual Report on Form 10-K (the “Form 10-K”) filed by 5E Advanced Materials, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”), the undersigned hereby consent to:

(i)
The filing and/or incorporation by reference by the Company and use of the Technical Report Summary titled “Preliminary Feasibility Study on 5E Advanced Materials Fort Cady Project” with a, report date of August 7, 2025, and effective date of August 4, 2025 (the “Technical Report Summary”) that was prepared in accordance with Subpart 1300 of Regulation promulgated by the SEC, filed (or incorporated by reference) as Exhibit 96.1 to the Company’s 2025 Annual Report on Form 10-K, dated September 29, 2025;
(ii)
The use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation promulgated by the SEC), in connection with the Form 10-K and any such Technical Report Summary; and
(iii)
The use of any quotation from, or summarization of, the particular section or sections of the Technical Report Summary in the Form 10-K, to the extent it was prepared by me, that I supervised its preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference to the Form 10-K.

The undersigned is responsible for, and this consent pertains to Sections 1, 16, 19, 23, 24 and 25 of the Technical Report Summary.

Neither the whole nor any part of the Technical Report Summary nor any reference thereto may be included in any other filings with the SEC without the prior written consent of the undersigned as to the form and context in which it appears.

Dated: September 29, 2025

By:	/s/ Paul Weibel
Name:	Paul Weibel, CPA (License No. CA 056912)
Title:	Chief Executive Officer, 5E Advanced Materials, Inc.